Exhibit 10.1
FOURTH AMENDMENT
TO
THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Fourth Amendment to Third Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into this 4th day of June, 2021, by and between SILICON VALLEY BANK (“Bank”) and PUBMATIC, INC., a Delaware corporation (“Borrower”) whose address is 3 Lagoon Dr., Suite 180, Redwood City, California 94065.
Recitals
A.    Bank and Borrower have entered into that certain Third Amended and Restated Loan and Security Agreement dated as of November 7, 2017, as amended by that certain First Amendment to Third Amended and Restated Loan and Security Agreement dated as of November 3, 2020, by and between Bank and Borrower (the “First Amendment”), as further amended by that certain Second Amendment to Third Amended and Restated Loan and Security Agreement dated March 4, 2021 by and between Bank and Borrower (“Second Amendment”) and as further amended by that certain Third Amendment to Third Amended and Restated Loan and Security Agreement dated April 6, 2021 by and between Bank and Borrower (“Third Amendment”) (as the same has been and may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).
B.    Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.
C.    Borrower has requested that Bank amend the Loan Agreement to extend the Revolving Line Maturity Date and make other changes as more fully set forth herein.
D.    Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
Agreement
    Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
2.Amendments to Loan Agreement.
2.1    Section 13 (Definitions). The following terms and its definition set forth in Section 13.1 are amended in their entirety and replaced with the following:
““Applicable Rate” is the greater of (i) Prime Rate and (ii) 3.25%.”
““Borrowing Base” is eighty percent (80.0%) of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Report (and as may subsequently be updated by Bank based upon information received by Bank including, without limitation, Accounts that are paid and/or billed following the date of the Borrowing Base Report); provided, however, that Bank, upon prior notice to Borrower, has the right to decrease the foregoing percentage in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value. Notwithstanding the foregoing, not more than twenty percent (20.0%) of the Borrowing Base may be comprised of Eligible Foreign Accounts.”

““Revolving Line” is an aggregate principal amount equal to Twenty-Five Million Dollars ($25,000,000.00).”
““Revolving Line Maturity Date” is June 6, 2024.”

““Unused Revolving Line Facility Fee” is a fee in an amount equal to four-tenths of one percent (0.40%) per annum of the average unused portion of the Revolving Line, as determined by Bank, computed on the basis of a year with the applicable number of days as set forth in Section 2.4(d) of this Agreement. The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (i) the Revolving Line, and (ii) the average for the period of the daily closing balance of the Revolving Line outstanding; provided, however, if, for any quarterly period, the average for such period of the daily closing balance of Advances outstanding is at least Five Million Dollars ($5,000,000.00), the Unused Revolving Line Facility Fee for such quarterly period shall be Zero Dollars ($0.00).”

2.2    Section 13 (Definitions). Clause (z) of the definition of “Eligible Accounts” is amended in its entirety and replaced with the following:
“Accounts owing from an Account Debtor, whose total obligations to Borrower exceed twenty-five percent (25.0%) of all Accounts (except for (i) Google (Invite Media) and Tradedesk, for which such percentage is fifty percent (50.0%) and (ii) Media Math, for which such percentage is thirty-five percent (35.0%)) for the amounts that exceed that percentage, unless Bank approves in writing; and”
2.3    Section 5.4 (Litigation). Section 5.4 is amended in its entirety and replaced with the following:
“Except with respect to which Borrower has given Bank notice pursuant to Section 6.2(i), there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries that could be reasonably be expected to result have a material adverse effect.”
2.4    Section 6.2 (Financial Statements, Reports, Certificates). Clauses (a) through (d), (g) and (i) of Section 6.2 are amended in their entirety and replaced with the following:
“(a)    a Borrowing Base Report (and any schedules related thereto and including any other information requested by Bank with respect to Borrower’s Accounts) (i) no later than Friday of each week when a Streamline Period is not in effect and Advances are outstanding, (ii) within twenty (20) days after the end of each month when a Streamline Period is in effect and Advances are outstanding or (iii) within twenty (20) days after the end of each quarter when no Advances are outstanding;”
“(b)    (i) within twenty (20) days after the end of each month when a Streamline Period is in effect and Advances are outstanding, (ii) no later than Friday of each week when a Streamline Period is not in effect and Advances are outstanding, or (iii) forty-five (45) days after the end of each quarter if there are no Advances outstanding, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (C) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, detailed debtor listings, Deferred Revenue report, and general ledger, each in a form acceptable to Bank;”
“(c)    as soon as available, but no later than (i) forty-five (45) days after the last day of each month if Advances are outstanding or (ii) forty-five (45) days after the end of each quarter if there are no Advances outstanding, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month or quarter, as the case may be, certified by a Responsible Officer and in a form acceptable to Bank (the “Financial Statements”);”
“(d)    (i) forty-five (45) days after the last day of each month if Advances are outstanding or (ii) forty-five (45) days after the end of each quarter if there are no Advances outstanding and together with the Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month or quarter, as the case may be, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request, including, without limitation, a statement that at the end of such month or quarter, as the case may be there were no held checks;”
“(g)    within five (5) days after filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address;”

“(i)     prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to have a material adverse effect; and”

2.5    Section 6.9 (Financial Covenant – Adjusted Quick Ratio). Section 6.9 is amended in its entirety and replaced with the following:
“Maintain at all times, to be tested as of the last day of each fiscal quarter, if Advances are outstanding, an Adjusted Quick Ratio of greater than the Required Covenant Ratio; provided if any Advances are outstanding such covenant shall be tested as of the last day of such month.”

2.6    Section 6.13 (Right to Invest). Section 6.13 is amended in its entirety and replaced with the following:
“[Reserved].”

2.7    Section 6.15 (Formation or Acquisition of Subsidiaries). Section 6.15 is amended in its entirety and replaced with the following:
“Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary, and such Subsidiary exceeds 5% of consolidated revenues, after the Effective Date, at Bank’s request, Borrower shall (a) cause such new Subsidiary to provide to Bank a joinder to this Agreement to become a co-borrower hereunder, or a guaranty to become a guarantor hereunder, so long as such joinder or guaranty does not result in an adverse tax consequence to Borrower, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank; and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.13 shall be a Loan Document.”
2.8    Section 7.3 (Mergers or Acquisitions). Section 7.3 is amended in its entirety and replaced with the following:
“Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division) except for (a) acquisitions by Borrower (each, an “Acquisition”) where: (i) total cash consideration (excluding (A) future earn-outs (both revenue and milestone based) until such time as such earn-outs are actually paid, and (B) unsecured seller notes that do not require principal payments earlier than six (6) months after the Revolving Line Maturity Date) does not in the aggregate exceed Ten Million Dollars ($10,000,000) in any fiscal year; provided that, no such consideration cap shall apply if unrestricted and unencumbered cash and Cash Equivalents maintained with Bank or Bank’s Affiliates is greater than Fifty Million Dollars ($50,000,000) (ii) no Event of Default has occurred and is continuing or would exist after giving effect to the Acquisition; (iii) based on Borrower’s reasonable projection for the twelve (12) month period following an Acquisition, which includes the Acquisition and related revenues and expenses, no Event of Default will occur during such period; and (iv) the Borrower is the sole surviving legal entity; provided, however that, prior to such consummating any such Acquisition, Borrower shall deliver, or cause to be delivered, to Bank (A) true, correct and complete copies of the purchase agreement and all other documents to be executed in connection with such Acquisition, and (B) at the Bank’s request in its sole discretion, a duly executed Subordination Agreement pursuant to which all Indebtedness and Liens, either incurred by Borrower in connection with such Acquisition or otherwise assumed by Borrower in connection with such Acquisition, shall be subordinated to all of Borrower’s now or hereafter Indebtedness to, and Liens in favor of, Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank. Notwithstanding the foregoing, a Subsidiary may merge or consolidate into another Subsidiary or into Borrower.”
2.9    Section 10 (Notices). Section 10 is amended in its entirety and replaced with the following:
“If to Borrower:        PubMatic, Inc.
            3 Lagoon Dr., Suite 180
            Redwood City, California 94065
            Attn: Steve Pantelick
                Email:  steve.pantelick@pubmatic.com

with a copy to:        PubMatic, Inc.
                3 Lagoon Dr., Suite 180
                Redwood City, California 94065
                Attn:    Legal Department
                Email:    legal@pubmatic.com

If to Bank:        Silicon Valley Bank
                2400 Hanover Street
            Palo Alto, California 94304
                Attn: Ashlee Kaji
                Email: akaji@svb.com

with a copy to:        Morrison & Foerster LLP
                200 Clarendon St., 20th Floor
                Boston, Massachusetts 02116
                Attn:    David A. Ephraim, Esquire
                Email:    DEphraim@mofo.com”

2.10    Exhibit B (Compliance Certificate). The Compliance Certificate attached as Exhibit B is amended in its entirety and replaced with the Compliance Certificate attached hereto as Exhibit B.
3.Limitation of Amendments.
3.1    The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.
3.2    This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
4.Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:
4.1    Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;
4.2    Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
4.3    [Reserved];
4.4    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;
4.5    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
4.6    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and
4.7    This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.Reserved.
6.Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.
7.Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
8.Effectiveness. This Amendment shall be deemed effective upon:
(a)    the due execution and delivery to Bank of this Amendment by each party hereto;
(b)    the Operating Documents and long-form good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and each jurisdiction in which Borrower is qualified to conduct business;
(c)    a secretary’s certificate of Borrower with respect to such Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;
(d)    certified copies, dated as of a recent date, of financing statement searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;
(e)    the Perfection Certificate of Borrower, together with the duly executed signature thereto;
(f)    Borrower’s payment of a loan fee in the amount of $75,000; and
(g)    Borrower’s payment of Bank’s legal fees and expenses incurred in connection with this Amendment.
[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER
SILICON VALLEY BANK By: /s/ Ashlee Kaji Name: Ashlee Kaji Title: Director	PUBMATIC, INC. By: /s/ Steve Pantelick Name: Steve Pantelick Title: Chief Financial Officer

[Signature Page to Fourth Amendment to Third Amended and Restated Loan and Security Agreement]

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:        SILICON VALLEY BANK                    Date:
FROM:     PUBMATIC, INC.

The undersigned authorized officer of PUBMATIC, INC. (“Borrower”) certifies that under the terms and conditions of the Third Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. The undersigned certifies that its Financial Statements supporting the certification herein are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Financial statements with Compliance Certificate	When borrowing, monthly within 45 days; quarterly within 45 days when no Advances outstanding	Yes No
Annual financial statements (CPA Audited)	FYE within 180 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
A/R & A/P Agings, Deferred Revenue reports, and detailed debtor listings	When borrowing, (i) monthly within 20 days when on streamline , or (ii) weekly when not on streamline; quarterly within 45 days when no Advances outstanding	Yes No
Borrowing Base Reports	When borrowing (i) weekly when not on streamline, or (ii) monthly within 20 days when on streamline; quarterly within 20 days when no Advances outstanding	Yes No
Board approved projections	Within 30 days of Board approval and within 5 Business Days of any updates/amendments thereto	Yes No

Financial Covenant	Required	Actual	Complies

Maintain as indicated:
Adjusted Quick Ratio (tested monthly when borrowing; tested quarterly when no Advances outstanding)	> 1.0:1.0	_____:1.0	Yes No

Streamline			Applies
	Required	Actual
Adjusted Quick Ratio (tested monthly when borrowing; tested quarterly when no Advances outstanding)	> 1.10:1.0	_____:1.0	Yes No

    The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

    The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

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PUBMATIC, INC. By: Name: Title:
BANK USE ONLY

Received by: _____________________
authorized signer
Date:     _________________________

Verified: ________________________
authorized signer
Date:     _________________________

Compliance Status:    Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:    ____________________

I.    Adjusted Quick Ratio (Section 6.9) (tested monthly when borrowing; tested quarterly when no Advances outstanding)

Required:    > 1.0:1.0

Actual: As calculated on a consolidated basis for Borrower and its Subsidiaries:

A.	Aggregate value of Borrower’s unrestricted and unencumbered cash and Cash Equivalents maintained with Bank or Bank’s Affiliates	$_____
B.	Aggregate value of Borrower’s net billed accounts receivable, determined according to GAAP	$_____
C.	Quick Assets (the sum of lines A and B)	$_____
D.	Aggregate amount of obligations and liabilities of Borrower to Bank with respect to Advances	$_____
E.	Aggregate amount of obligations and liabilities of Borrower with respect to letters of credit	$_____
F.	Aggregate amount of Borrower’s total accounts payable liabilities	$_____
G.	Consolidated Liabilities (the sum of lines D, E and F)	$_____
H.	Adjusted Quick Ratio (line C divided by line G)	$_____

Is line H greater than 1.0:1:0?

          No, not in compliance                          Yes, in compliance